Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We have issued our report dated June 29, 2007 (except for Note 15 and the subsequent event item in Note 5 as to which the date is September 14, 2007), accompanying the financial statements and schedule of Compellent Technologies, Inc. (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) contained in Amendment No. 3 to the Registration Statement and Prospectus. We consent to the use of the aforementioned report in Amendment No. 3 to the Registration Statement and Prospectus (Form S-l No. 333-144255) and to the use of our name as it appears under the caption “Experts.”

Minneapolis, Minnesota
September 21, 2007